EXHIBIT 99.2

Schedule of 2008 Equity Awards

for Executive Officers of U-Store-It Trust

Name	Stock Options	Time-Vested Restricted Shares	Performance-Vested Restricted Shares
Dean Jernigan	497,128	36,770	41,102
Christopher P. Marr	298,071	15,296	17,098
Kathleen A. Weigand	214,955	11,031	12,330
Stephen R. Nichols	214,955	11,031	12,330
Timothy M. Martin	171,964	8,825	9,864